Exhibit 4.1

Second Supplemental Indenture

Dated as of December 7, 2023

Supplement to the Subordinated Indenture

Dated as of March 1, 2023

EDISON INTERNATIONAL

Issuer

and

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.

Trustee

TABLE OF CONTENTS

RECITALS OF THE CORPORATION1

ARTICLE IDEFINITIONS1

Section 101.Definitions.1

ARTICLE IIESTABLISHMENT OF THE 7.875% FIXED-TO-FIXED RESET RATE JUNIOR SUBORDINATED NOTES3

Section 201.Establishment and Designation of the 7.875% Fixed-to-Fixed Reset Rate Junior Subordinated Notes3

Section 202.Form of the 7.875% Junior Subordinated Notes3

Section 203.Minimum Denomination3

Section 204.Principal Amount of the 7.875% Junior Subordinated Notes3

Section 205.Interest Rate; Stated Maturity of the 7.875% Junior Subordinated Notes3

Section 206.No Sinking Fund3

Section 207.Time for Payment3

Section 208.Paying Agent and Security Registrar.4

Section 209.Global Securities; Initial Depositary for Global Securities; Legend4

Section 210.Regular Record Date4

Section 211.Other Terms of the 7.875% Junior Subordinated Notes4

ARTICLE IIIOPTIONAL REDEMPTION BY THE CORPORATION5

Section 301.Optional Redemption5

Section 302.Calculation of Redemption Price.5

Section 303.Notice of Redemption6

ARTICLE IVMISCELLANEOUS6

Section 401.Application of Second Supplemental Indenture6

Section 402.Effective Date of Second Supplemental Indenture6

Section 403.Counterparts.6

Section 404.No Trustee Representations6

EXHIBIT A

i

SECOND SUPPLEMENTAL INDENTURE, dated as of December 7, 2023 (this “Second Supplemental Indenture”), by and between EDISON INTERNATIONAL, a corporation duly organized and existing under the laws of the State of California (the “Corporation” or the “Issuer”), and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., a national banking association, as Trustee under the Base Indenture (as hereinafter defined) (the “Trustee”).

RECITALS OF THE CORPORATION

A.The Corporation and the Trustee are parties to that certain Subordinated Indenture, dated as of March 1, 2023 (the “Base Indenture”) providing for the issuance by the Corporation of an unlimited number of series of Securities (as defined in the Base Indenture) from time to time.

B.Under the Base Indenture, the Corporation is authorized to establish one or more series of Securities at any time in accordance with and subject to the provisions of the Base Indenture, and the terms of such series of Securities may be described by a supplemental indenture executed by the Corporation and the Trustee.

C.The execution and delivery of this Second Supplemental Indenture has been authorized by a Board Resolution (as defined in the Base Indenture).

D.Concurrent with the execution hereof, the Corporation has caused its counsel to deliver to the Trustee an Opinion of Counsel (as defined in the Base Indenture) pursuant to Section 102 of the Base Indenture.

E.The Corporation has done all things necessary to make this Second Supplemental Indenture a legal, valid and binding agreement of the Corporation, in accordance with its terms.

NOW, THEREFORE, the Corporation and the Trustee agree, for the benefit of each other and for the equal and proportionate benefit of Holders of the 7.875% Fixed-to-Fixed Reset Rate Junior Subordinated Notes (as defined below) with respect to all provisions herein applicable to such series of notes, as follows:

ARTICLE I

DEFINITIONS

Section 101.Definitions.

Unless the context otherwise requires, capitalized terms used but not defined herein have the meaning set forth in the Base Indenture. The following additional terms are hereby established for purposes of this Second Supplemental Indenture and shall have the meanings set forth in this Second Supplemental Indenture only for purposes of this Second Supplemental Indenture:

“7.875% Junior Subordinated Notes” has the meaning specified in Section 201.

“Business Day”, for purposes of the provisions of Section 205 and the defined terms contained therein, means any day other than a Saturday or Sunday or any other day on which commercial banks in New York City are authorized or required by law or executive order to close.

“First Reset Date” means June 15, 2029.

“Five-year U.S. Treasury Rate” means, as of any Reset Interest Determination Date, as applicable, an interest rate (expressed as a decimal) determined to be the per annum rate (i) equal to the average of the yields on actively traded U.S. treasury securities adjusted to constant maturity, for five-year maturities, for the five Business Days appearing (or, if fewer than five Business Days appear, such number of Business Days appearing) under the caption “Treasury Constant Maturities” in the Most recent H.15 as of 5:00 p.m. (Eastern Time); or (ii) if there are no such published yields on actively traded U.S. treasury securities adjusted to constant maturity, for five-year maturities, then the rate will be determined by interpolation between the average of the yields on actively traded U.S. treasury securities adjusted to constant maturity for two series of actively traded U.S. treasury securities, (A) one maturing as close as possible to, but earlier than, the Reset Date following the next succeeding Reset Interest Determination Date and (B) the other maturing as close as possible to, but later than, the Reset Date following the next succeeding Reset Interest Determination Date, in each case for the five Business Days appearing (or, if fewer than five Business Days appear, such number of Business Days appearing) under the caption “Treasury Constant Maturities” in the most recent H.15 as of 5:00 p.m. (Eastern Time) as of any date of determination.

“H.15” means the statistical release designated as such, or any successor publication, published by the Board of Governors of the U.S. Federal Reserve System (or any successor thereto).

“Most recent H.15” means the H.15 published closest in time but prior to the close of business on the Reset Interest Determination Date.

“Maturity Date” has the meaning specified in Section 205.

“Redemption Price” has the meaning set forth in Section 301 hereto.

“Reset Date” means the First Reset Date and June 15 of every fifth year after 2029.

“Reset Interest Determination Date” means, in respect of any Reset Period, the day that is two Business Days prior to the first day of such Reset Period.

“Reset Period” means the period from and including the First Reset Date to, but excluding, the next following Reset Date and thereafter each period from and including a Reset Date to, but excluding, the next following Reset Date.

The words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Tenth Supplemental Indenture as a whole and not to any particular Article, Section or other subdivision.

ARTICLE II

ESTABLISHMENT OF THE 7.875% FIXED-TO-FIXED RESET RATE JUNIOR SUBORDINATED NOTES

Section 201.Establishment and Designation of the 7.875% Fixed-to-Fixed Reset Rate Junior Subordinated Notes.

Pursuant to the terms hereof and Section 301 of the Base Indenture, the Corporation hereby establishes a series of Securities designated as the “7.875% Fixed-to-Fixed Reset Rate Junior Subordinated Notes due 2054” (the “7.875% Junior Subordinated Notes”). The 7.875% Junior Subordinated Notes series may be reopened, from time to time, for issuances of additional Securities of such series, and any additional Securities issued and comprising 7.875% Junior Subordinated Notes shall have identical terms as the 7.875% Junior Subordinated Notes, except that the issue price, issue date and, in some cases, the first Interest Payment Date may differ.

Section 202.Form of the 7.875% Junior Subordinated Notes.

The 7.875% Junior Subordinated Notes shall be issued in the form of one or more Global Securities in substantially the form set forth in Exhibit A hereto.

Section 203.Minimum Denomination.

The 7.875% Junior Subordinated Notes shall be issued in minimum denominations of $2,000 and any integral multiples of $1,000 in excess thereof.

Section 204.Principal Amount of the 7.875% Junior Subordinated Notes.

The 7.875% Junior Subordinated Notes shall be issued in an initial aggregate principal amount of $450,000,000.

Section 205.Interest Rate; Stated Maturity of the 7.875% Junior Subordinated Notes.

The 7.875% Junior Subordinated Notes shall bear interest (i) from and including December 7, 2023 to, but excluding, June 15, 2029 at the rate of 7.875% per annum and (ii) from and including June 15, 2029, during each Reset Period at a rate per annum equal to the Five-year U.S. Treasury Rate as of the most recent Reset Interest Determination Date plus a spread of3.658%, to be reset on each Reset Date, and shall have a Stated Maturity of June 15, 2054 (the “Maturity Date”). Interest on the 7.875% Junior Subordinated Notes shall be computed on the basis of a 360-day year of twelve 30-day months; provided that for any partial 30-day month interest shall be computed on the basis of the actual number of days over a 30-day month. Interest on the 7.875% Junior Subordinated Notes shall be payable on each June 15 and December 15, commencing June 15, 2024 (each a “Interest Payment Date”). The Corporation will give notice of the relevant Five-year U.S. Treasury Rate as soon as reasonably practicable following each Reset Interest Determination Date to the Trustee and Paying Agent.

If the Corporation, in its sole discretion, determines that the Five-year U.S. Treasury Rate cannot be determined pursuant to the methods described herein, the Corporation may, in its sole discretion, designate an unaffiliated agent or advisor, which may include an unaffiliated underwriter for the offering of the Securities or any affiliate of any such underwriter, but, for the avoidance of doubt shall not include the Trustee (the “Designee”), to determine whether there is an industry-accepted successor rate to the Five-year U.S. Treasury Rate. If the Designee determines that there is such an industry-accepted successor rate, then the Five-year U.S. Treasury Rate shall be such successor rate and, in that case, the Designee may adjust the spread and may determine and adjust the Business Day convention, the definition of a “Business Day” and the Reset Interest Determination Date to be used and any other relevant methodology for determining or otherwise calculating such successor rate, including any adjustment factor needed to make such successor rate comparable to the Five-year U.S. Treasury Rate in each case, in a manner that is consistent with industry-accepted practices for the use of such successor rate. If the Corporation, in its sole discretion, does not designate a Designee or if the Designee determines that there is no industry-accepted successor rate, then the Five-year U.S. Treasury Rate will be the same rate determined for the prior Reset Interest Determination Date or, if this sentence is applicable with respect to the first Reset Interest Determination Date, the applicable interest rate for the first Reset Period will be 7.875%.

In no event shall the Trustee be responsible for determining whether there is an industry-accepted successor rate to the Five-year U.S. Treasury Rate or for making any adjustments to any spread thereon or the Business Day convention or interest determination dates with respect thereto or any other relevant methodology for calculating any such successor rate, including any adjustment factor needed to make such successor rate comparable to the Five-year U.S. Treasury Rate in each case, in a manner that is consistent with industry-accepted practices for the use of such successor rate. In connection with the foregoing, the Trustee shall be entitled to conclusively rely on any determination made by the Company or its Designee and will have no liability for such actions taken at the Company’s or Designee’s direction or otherwise in connection with respect to any such determination by the Company or its Designee.

Section 206.No Sinking Fund.

No sinking fund is provided for the 7.875% Junior Subordinated Notes.

Section 207.Time for Payment.

The Corporation shall make payments of principal, premium, if any, and accrued but unpaid interest on the 7.875% Junior Subordinated Notes by 11:00 a.m., New York City time, on each Interest Payment Date and on the Redemption Date and the Maturity Date, each as applicable.

Section 208.Paying Agent and Security Registrar.

The Trustee is hereby appointed as initial Paying Agent and initial Security Registrar for the 7.875% Junior Subordinated Notes. The 7.875% Junior Subordinated Notes shall be payable at the Corporate Trust Office of the Trustee.

Section 209.Global Securities; Initial Depositary for Global Securities; Legend.

The 7.875% Junior Subordinated Notes are to be issuable only as registered securities without coupons. The 7.875% Junior Subordinated Notes may be issued in whole or in part in the form of one or more Global Securities. The initial depositary for any such Global Securities shall be The Depository Trust Company (“DTC”). For so long as DTC serves as the Depositary with respect to any such Global Securities, such Global Securities authenticated and delivered hereunder shall bear a legend in substantially the following form:

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL, INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

Section 210.Regular Record Date.

With respect to each Interest Payment Date, the Regular Record Date for the 7.875% Junior Subordinated Notes shall be June 1 or December 1 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date.

Section 211.Other Terms of the 7.875% Junior Subordinated Notes.

The other terms of the 7.875% Junior Subordinated Notes shall be as expressly set forth herein and in Exhibit A.

ARTICLE III

Optional Redemption by the Corporation

Section 301.Optional Redemption.

Subject to the terms and conditions of the Indenture, the 7.875% Junior Subordinated Notes are redeemable at the option of the Corporation (“Optional Redemption”), in the amount and at the price (expressed as a percentage of principal amount and rounded to three decimal places) set forth below (the “Redemption Price”).

The Redemption Price for the 7.875% Junior Subordinated Notes to be redeemed at any time and from time to time, will be equal to the greater of the following amounts:

(1)in whole or in part on any day during any Par Call Period (as defined below) at a Redemption Price in cash equal to 100% of the principal amount of the 7.875% Junior Subordinated Notes to be redeemed, (subject to the provisions set forth below regarding the payment of installments of interest on the 7.875% Junior Subordinated Notes that are due and payable on any Interest Payment Date falling on or prior to a Redemption Date) accrued and unpaid interest on the Securities of this series to be redeemed to, but excluding, the Redemption Date.

“Par Call Period” means any period from and including the March 15 immediately preceding a Reset Date through and including such Reset Date.

(2)in whole but not in part at any time within 120 days after a Tax Event (as defined below) at a Redemption Price in cash equal to 100% of the principal amount of the 7.875% Junior Subordinated Notes, plus (subject to the provisions set forth below regarding the payment of installments of interest on the 7.875% Junior Subordinated Notes that are due and payable on any Interest Payment Date falling on or prior to a Redemption Date) accrued and unpaid interest on the Securities of this series to, but excluding, the Redemption Date.

A “Tax Event” means that the Corporation has received an opinion of counsel experienced in such matters to the effect that, as a result of:

(a)any amendment to, clarification of, or change, including any announced prospective change, in the laws or treaties of the United States or any of its political subdivisions or taxing authorities, or any regulations under those laws or treaties;

(b)an administrative action, which means any judicial decision or any official administrative pronouncement, ruling, regulatory procedure, notice or announcement, including any notice or announcement of intent to issue or adopt any administrative pronouncement, ruling, regulatory procedure or regulation;

(c)any amendment to, clarification of, or change in the official position or the interpretation of any administrative action or judicial decision or any interpretation or pronouncement that provides for a position with respect to an administrative action or judicial decision that differs from the previously generally accepted position, in each case by any legislative body, court, governmental authority or regulatory body, regardless of the time or manner in which that amendment, clarification or change is introduced or made known; or

(d)a threatened challenge asserted in writing in connection with a tax audit of the Corporation or any of the Corporation’s subsidiaries, or a publicly-known threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that are substantially similar to the Securities of this series, which amendment, clarification or change is effective or the administrative action is taken or judicial decision, interpretation or pronouncement is issued or threatened challenge is asserted or becomes publicly-known after December 4, 2023, there is more than an insubstantial risk that interest payable by the Corporation on the 7.875% Junior Subordinated Notes is not deductible, or within 90 days would not be deductible, in whole or in part, by the Corporation for United States federal income tax purposes.

(3)in whole but not in part at any time within 120 days after a Rating Agency Event (as defined below) at a Redemption Price in cash equal to 102% of the principal amount of the 7.875% Junior Subordinated Notes, plus (subject to the provisions set forth below regarding the payment of installments of interest on 7.875% Junior Subordinated Notes that are due and payable on any Interest Payment Date falling on or prior to a Redemption Date) accrued and unpaid interest on the Securities of this series to, but excluding, the Redemption Date.

“Rating Agency Event” means, as of any date, a change, clarification or amendment in the methodology published by any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Securities Exchange Act of 1934, as amended (or any successor provision thereto), that then publishes a rating for the Corporation (together with any successor thereto, a “rating agency”) in assigning equity credit to securities such as the Securities of this series, (a) as such methodology was in effect on December 4, 2023, in the case of any rating agency that published a rating for the Corporation as of December 4, 2023, or (b) as such methodology was in effect on the date such rating agency first published a rating for the Corporation, in the case of any rating agency that first publishes a rating for the Corporation after December 4, 2023 (in the case of either clause (a) or (b), the “current methodology”), that results in (i) any shortening of the length of time for which a particular level of equity credit pertaining to the 7.875% Junior Subordinated Notes by such rating agency would have been in effect had the current methodology not been changed or (ii) a lower equity credit (including up to a lesser amount) being assigned by such rating agency to the 7.875% Junior Subordinated Notes as of the date of such change, clarification or amendment than the equity credit that would have been assigned to the 7.875% Junior Subordinated Notes by such rating agency had the current methodology not been changed.

plus, in each case, accrued and unpaid interest on the 7.875% Junior Subordinated Notes to be redeemed to the Redemption Date.

Section 302.Calculation of Redemption Price.

The Company shall calculate the Redemption Price for any redemption of the 7.875% Junior Subordinated Notes pursuant to Section 301 and notify the Trustee of such Redemption Price before it sends the amount of the Redemption Price to the Trustee or any Paying Agent.

Section 303.Notice of Redemption

Notice of any redemption pursuant to Section 301 shall be given in the manner and at the time set forth in Section 1104 of the Base Indenture; provided, however, that such notice need not state the dollar amount of the Redemption Price if such dollar amount has not been determined pursuant to Section 301 hereof as of the date such notice is being given to the Holders of the 7.875% Junior Subordinated Notes being redeemed.

ARTICLE IV

MISCELLANEOUS

Section 401.Application of Second Supplemental Indenture.

Except as provided herein, each and every term and condition contained in this Second Supplemental Indenture that modifies, amends or supplements the terms and conditions of the Base Indenture shall apply only to 7.875% Junior Subordinated Notes established hereby and not to any other series of Securities established or to be established under the Base Indenture. Except as specifically amended and supplemented by, or to the extent inconsistent with, this Second Supplemental Indenture, the Base Indenture shall remain in full force and effect and is hereby ratified and confirmed.

Section 402.Effective Date of Second Supplemental Indenture.

This Second Supplemental Indenture shall be effective upon the execution and delivery hereof by each of the parties hereto.

Section 403.Counterparts.

This Second Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

Section 404.No Trustee Representations.

The Trustee makes no representations as to the validity or sufficiency of this Second Supplemental Indenture. The statements and recitals herein are deemed to be those of the Corporation and not of the Trustee.

In witness whereof, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the day and year first above written.

EDISON INTERNATIONAL

By  /s/ Brendan Bond
Brendan Bond

Vice President and Treasurer

The Bank of New York Mellon Trust Company, N.A.,
  as Trustee

By     /s/ Terence Rawlins

Terence Rawlins

Vice President

EXHIBIT A

FORM OF 7.875% FIXED-TO-FIXED RESET RATE JUNIOR SUBORDINATED NOTES DUE 2054

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS SECURITY MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL, INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

EDISON INTERNATIONAL

7.875% FIXED-TO-FIXED RESET RATE JUNIOR SUBORDINATED NOTES Due 2054

No. _________	$ __________ CUSIP No.

Edison International, a corporation duly organized and existing under the laws of the State of California (herein called the “Corporation,” which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to____________________, or registered assigns, the principal sum of ___________________ ($__________) on June 15, 2054 (the “Maturity Date”), and to pay accrued but unpaid interest thereon on each June 15 and December 15 (commencing June 15, 2024) (each, an “Interest Payment Date”) (subject to the right of the Corporation to defer the payment of interest, but not beyond the Maturity Date, in accordance with the provisions set forth below) (i) from and including the December 7, 2023 to but excluding June 15, 2029, at the rate of 7.875% per annum and (ii) from and including June 15, 2029, during each Reset Period at a rate per annum equal to the Five-year U.S. Treasury Rate as of the most recent Reset Interest Determination Date plus a spread of 3.658%, to be reset on each Reset Date, until the principal hereof is paid or made available for payment. Interest on the Security shall be computed on the basis of a 360-day year of twelve 30-day months provided that for any partial 30-day month interest shall be computed on the basis of the actual number of days over a 30-day month. If an Interest Payment Date is not a Business Day (as defined in the Indenture), payment of interest will be made on the next succeeding Business Day, without any interest, additional interest, or other payment in lieu of interest or additional interest accumulating with respect to this delay. If any Interest Payment Date, Redemption Date or the Maturity Date of the Securities is not a business day at any place of payment, then payment of the principal, premium, if any, and interest may be made on the next business day at that place of payment. In that case, no interest will accrue on the amount payable for the period from and after the applicable Interest Payment Date, Redemption Date or Maturity Date, as the case may be. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be June 1 or December 1 (whether or not a Business Day as defined in the Indenture), as the case may be, next preceding such Interest Payment Date. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.

Unless the Corporation has validly called all of the outstanding Securities of this series for redemption on a Redemption Date occurring during the first Par Call Period (as defined on the reverse hereof), the Corporation will appoint a calculation agent (the “Calculation Agent”) for the Securities of this series prior to the Reset Interest Determination Date immediately preceding the First Reset Date; provided that, if the Corporation has called all of the outstanding Securities of this series for redemption on a Redemption Date occurring during the first Par Call Period but the Corporation does not redeem all of the outstanding Securities of this series on such Redemption Date, the Corporation will appoint a Calculation Agent for the Securities of this series as promptly as practicable after such proposed Redemption Date. The Corporation may terminate any such appointment and may appoint a successor Calculation Agent at any time and from time to time (so long as there shall always be a Calculation Agent in respect of the Securities of this series when so required). The Corporation may appoint itself or an Affiliate of the Corporation as Calculation Agent.

The applicable interest rate for each Reset Period will be determined by the Calculation Agent as of the applicable Reset Interest Determination Date. Promptly upon such determination, the Calculation Agent will notify the Corporation of the interest rate for the Reset Period and the Corporation will promptly notify, or cause the Calculation Agent to promptly notify, the Trustee and each Paying Agent for the Securities of this series in writing of such interest rate, upon which the Trustee and each such Paying Agent will be permitted to conclusively rely. The

Calculation Agent’s determination of any interest rate, and its calculation of the amount of interest for any Interest Payment Period beginning on or after the First Reset Date, will be on file at the Corporation’s principal offices, will be made available to any Holder or beneficial owner of the Securities of this series upon request and will be final and binding in the absence of manifest error.

So long as no Event of Default with respect to the Securities of this series has occurred and is continuing, the Corporation may, at its option, defer interest payments on the Securities of this series, from time to time, for one or more deferral periods of up to 20 consecutive Interest Payment Periods (each such deferral period, commencing on the Interest Payment Date on which the first such deferred interest payment otherwise would have been made, an “Optional Deferral Period”), except that no such Optional Deferral Period may extend beyond the Maturity Date or any earlier Redemption Date or end on a day other than the day immediately preceding an Interest Payment Date. During any Optional Deferral Period, interest on the Securities of this series will continue to accrue at the then-applicable interest rate on the Securities of this series (as reset from time to time on any Reset Date occurring during such Optional Deferral Period in accordance with the terms of the Securities of this series). In addition, during any Optional Deferral Period interest on the deferred interest (“compound interest”) will accrue at the then-applicable interest rate on the Securities of this series (as reset from time to time on any Reset Date occurring during such Optional Deferral Period in accordance with the terms of the Securities of this series), compounded semi-annually, to the extent permitted by applicable law.

No interest will be due or payable on the Securities of this series during an Optional Deferral Period, except upon a redemption of any Securities of this series on any Redemption Date during such Optional Deferral Period (in which case all accrued and unpaid interest (including, to the extent permitted by applicable law, any compound interest) on the Securities of this series to be redeemed to, but excluding, such Redemption Date will be due and payable on such Redemption Date), or unless the principal of and interest on the Securities of this series shall have been declared due and payable as the result of an Event of Default with respect to the Securities of this series (in which case all accrued and unpaid interest on the Securities of this series, including, to the extent permitted by applicable law, any compound interest on the Securities of this series, shall become due and payable). All references in the Securities of this series and, insofar as relates to the Securities of this series, the Indenture to “interest” on the Securities of this series shall be deemed to include any such deferred interest and, to the extent permitted by applicable law, any compound interest, unless otherwise expressly stated or the context otherwise requires.

Before the end of any Optional Deferral Period that is shorter than 20 consecutive Interest Payment Periods, the Corporation may elect, at its option, to extend such Optional Deferral Period, so long as the entire Optional Deferral Period does not exceed 20 consecutive Interest Payment Periods or extend beyond the Maturity Date. The Corporation may also elect, at its option, to shorten the length of any Optional Deferral Period. No Optional Deferral Period (including as extended or shortened) may end on a day other than the day immediately preceding an Interest Payment Date. At the end of any Optional Deferral Period, if all amounts then due on the Securities of this series, including all accrued and unpaid interest thereon (including, without limitation and to the extent permitted by applicable law, any compound interest), are paid, the Corporation may elect to begin a new Optional Deferral Period; provided, however, that, without limitation of the foregoing, the Corporation may not begin a new Optional Deferral Period unless the Corporation has paid all accrued and unpaid interest on the Securities of this series (including, without limitation and to the extent permitted by applicable law, any compound interest) from any previous Optional Deferral Periods.

During any Optional Deferral Period, the Corporation (and its subsidiaries, as applicable) shall not do any of the following (subject to the exceptions set forth in the next succeeding paragraph):

(a)	declare or pay any dividends or distributions on any Capital Stock of the Corporation;

(b)	redeem, purchase, acquire or make a liquidation payment with respect to any Capital Stock of the Corporation;

(c)

pay any principal, interest or premium on, or repay, repurchase or redeem, any indebtedness of the Corporation that ranks equally with or junior to the Securities of this series in right of payment; or

(d)	make any payments with respect to any guarantees by the Corporation of any indebtedness if such guarantees rank equally with or junior to the Securities of this series in right of payment.

However, during an Optional Deferral Period, the Corporation may (a) declare and pay dividends or distributions payable solely in shares of its common stock (together, for the avoidance of doubt, with cash in lieu of any fractional share) or options, warrants or rights to subscribe for or purchase shares of its common stock, (b) declare and pay any dividend in connection with the implementation of a plan (a “Rights Plan”) providing for the issuance by the Corporation to all holders of its common stock of rights entitling them to subscribe for or purchase its common stock or any class or series of its preferred stock, which rights (1) are deemed to be transferred with such common stock, (2) are not exercisable until the occurrence of a specified event or events and (3) are also issued in respect of future issuances of its common stock, (c) issue any of shares of its Capital Stock under any Rights Plan or redeem or repurchase any rights distributed pursuant to a Rights Plan, (d) reclassify its Capital Stock or exchange or convert one class or series of its Capital Stock for another class or series of its Capital Stock, (e) purchase fractional interests in shares of its Capital Stock pursuant to the conversion or exchange provisions of such Capital Stock or the security being converted or exchanged, and (f) purchase, acquire or withhold shares of its common stock related to the issuance of its common stock or rights under any dividend reinvestment plan or related to any of its benefit plans for its directors, officers, employees, consultants or advisors, including any employment contract.

The Corporation will give the Holders of the Securities of this series and the Trustee notice of its election of, or any shortening or extension of, an Optional Deferral Period at least 10 Business Days prior to the earlier of (1) the next succeeding Interest Payment Date or (2) the date upon which the Corporation is required to give notice to any applicable self-regulatory organization or to Holders of the Securities of this series of the next succeeding Interest Payment Date or the record date therefor. The record date for the payment of deferred interest and, to the extent permitted by applicable law, any compound interest payable on the Interest Payment Date immediately following the last day of an Optional Deferral Period will be the regular record date with respect to such Interest Payment Date.

“Capital Stock” means (i) in the case of a corporation or a company, corporate stock or shares; (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and (iv) any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing person.

“Interest Payment Period” means the semi-annual period from and including an Interest Payment Date to but excluding the next succeeding Interest Payment Date, except for the first Interest Payment Period which shall be the period from and including the Original Issue Date to but excluding June 15, 2024.

Payment of the principal of (and premium, if any) and any such interest on this Security will be made at the office or agency of the Corporation maintained for that purpose, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at the option of the Corporation payment of interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register or by wire transfer at such place and to such account at a banking institution in the United States as may be designated in writing to the Trustee at least sixteen (16) days prior to the date for payment by the Person entitled thereto.

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual or electronic signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Corporation has caused this instrument to be duly executed.

EDISON INTERNATIONAL

By

Attest:
___________________________________

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

The Bank of New York Mellon Trust Company, N.A.,

As Trustee

By:
Authorized Signatory

Dated: _________________

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Form of Reverse of Security

This Security is one of a duly authorized issue of securities of the Corporation (herein called the “Securities”), issued and to be issued in one or more series under a Subordinated Indenture, dated as of March 1, 2023 (herein called the “Indenture,” which term shall have the meaning assigned to it in such instrument and shall include the Second Supplemental Indenture, dated as of December 7, 2023), between the Corporation and The Bank of New York Mellon Trust Company, N.A., as Trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture), and reference is hereby made to the Indenture for a statement of the respective rights, limitation of rights, duties and immunities thereunder of the Corporation, the Trustee and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is one of the series designated on the face hereof.

The Corporation may at its option redeem the Securities of this series, in whole or from time to time in part, on any day during any Par Call Period (as defined below) at a Redemption Price in cash equal to 100% of the principal amount of the Securities of this series to be redeemed, plus (subject to the provisions set forth below regarding the payment of installments of interest on Securities of this series that are due and payable on any Interest Payment Date falling on or prior to a Redemption Date) accrued and unpaid interest on the Securities of this series to be redeemed to, but excluding, the Redemption Date.

“Par Call Period” means any period from and including the March 15 immediately preceding a Reset Date through and including such Reset Date.

The Corporation may at its option redeem the Securities of this series, in whole but not in part, at any time within 120 days after a Tax Event (as defined below) at a Redemption Price in cash equal to 100% of the principal amount of the Securities of this series, plus (subject to the provisions set forth below regarding the payment of installments of interest on Securities of this series that are due and payable on any Interest Payment Date falling on or prior to a Redemption Date) accrued and unpaid interest on the Securities of this series to, but excluding, the Redemption Date.

A “Tax Event” means that the Corporation has received an opinion of counsel experienced in such matters to the effect that, as a result of:

(a)any amendment to, clarification of, or change, including any announced prospective change, in the laws or treaties of the United States or any of its political subdivisions or taxing authorities, or any regulations under those laws or treaties;

(b)an administrative action, which means any judicial decision or any official administrative pronouncement, ruling, regulatory procedure, notice or announcement, including any notice or announcement of intent to issue or adopt any administrative pronouncement, ruling, regulatory procedure or regulation;

(c)any amendment to, clarification of, or change in the official position or the interpretation of any administrative action or judicial decision or any interpretation or pronouncement that provides for a position with respect to an administrative action or judicial decision that differs from the previously generally accepted position, in each case by any legislative body, court, governmental authority or regulatory body, regardless of the time or manner in which that amendment, clarification or change is introduced or made known; or

(d)a threatened challenge asserted in writing in connection with a tax audit of the Corporation or any of the Corporation’s subsidiaries, or a publicly-known threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that are substantially similar to the Securities of this series, which amendment, clarification or change is effective or the administrative action is taken or judicial decision, interpretation or pronouncement is issued or threatened challenge is asserted or becomes publicly-known after December 4, 2023 there is more than an insubstantial risk that interest payable by the Corporation on the Securities of this series is not deductible, or within 90 days would not be deductible, in whole or in part, by the Corporation for United States federal income tax purposes.

The Corporation may at its option redeem the Securities of this series, in whole but not in part, at any time within 120 days after a Rating Agency Event (as defined below) at a Redemption Price in cash equal to 102% of the principal amount of the Securities of this series, plus (subject to the provisions set forth below regarding the payment of installments of interest on Securities of this series that are due and payable on any Interest Payment Date falling on or prior to a Redemption Date) accrued and unpaid interest on the Securities of this series to, but excluding, the Redemption Date.

“Rating Agency Event” means, as of any date, a change, clarification or amendment in the methodology published by any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Securities Exchange Act of 1934, as amended (or any successor provision thereto), that then publishes a rating for the Corporation (together with any successor thereto, a “rating agency”) in assigning equity credit to securities such as the Securities of this series, (a) as such methodology was in effect on December 4, 2023, in the case of any rating agency that published a rating for the Corporation as of December 4, 2023, or (b) as such methodology was in effect on the date such rating agency first published a rating for the Corporation, in the case of any rating agency that first publishes a rating for the Corporation after December 4, 2023 (in the case of either clause (a) or (b), the “current methodology”), that results in (i) any shortening of the length of time for which a particular level of equity credit pertaining to the Securities of this series by such rating agency would have been in effect had the current methodology not been changed or (ii) a lower equity credit (including up to a lesser amount) being assigned by such rating agency to the Securities of this series as of the date of such change, clarification or amendment than the equity credit that would have been assigned to the Securities of this series by such rating agency had the current methodology not been changed.

In the event of redemption of this Security in part only, a new Security or Securities of this series and of like tenor for the unredeemed portion hereof will be issued in the name of the Holder hereof upon the cancellation hereof.

If an Event of Default with respect to Securities of this series shall occur and be continuing, the principal of the Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture.

Notwithstanding the foregoing, installments of interest on the Securities that are due and payable on Interest Payment Dates falling on or prior to a Redemption Date will be payable on the Interest Payment Date to the registered Holders as of the close of business on the relevant Record Date according to the Securities and the Indenture. The Redemption Price will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

In the case of an Optional Redemption, notice of redemption will be in writing and mailed first-class postage-prepaid not less than 30 days nor more than 60 days prior to the Redemption Date to each Holder of the Securities to be redeemed at the Holder’s registered address; provided, however, that such notice need not state the dollar amount of the Redemption Price if such dollar amount has not been determined as of the date such notice is being given to the Holders of the Securities being redeemed. If money sufficient to pay the Redemption Price of all the Securities (or portions thereof) to be redeemed on the Redemption Date is deposited with the Paying Agent or the Trustee on or prior to the Redemption Date, from and after such Redemption Date such Securities or portions thereof shall cease to bear interest.

Securities in denominations larger than $2,000 in principal amount may be redeemed in part but only in integral multiples of $1,000.

In the event of redemption of this Security in part only, a new Security or Securities of this series and of like tenor for the unredeemed portion hereof will be issued in the name of the Holder hereof upon the cancellation hereof.

The Indenture contains provisions for defeasance at any time of the entire indebtedness of this Security or certain restrictive covenants and Events of Default with respect to this Security, in each case, upon compliance with certain conditions set forth in the Indenture.

If an Event of Default with respect to Securities of this series shall occur and be continuing, the principal of the Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture.

The indebtedness represented by the Securities of this series is, to the extent and in a manner set forth in the Indenture, expressly subordinated in right of payment to the prior payment in full of all Senior Indebtedness, as defined in the Indenture with respect to this series, and this Security is issued subject to such provisions, and each Holder of this Security, by acceptance thereof, agrees to and shall be bound by such provisions and authorizes and directs the Trustee on his, her or its behalf to take such action as may be necessary or appropriate to effectuate the subordination as provided in the Indenture and appoints the Trustee his, her or its attorney-in-fact, as the case may be, for any and all such purposes.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Corporation and the rights of the Holders of the securities of all series affected under the Indenture at any time by the Corporation and the Trustee with the consent of the Holders of a majority in principal amount of the securities of all series at the time Outstanding affected thereby (voting as one class). The Indenture contains provisions permitting the Holders of not less than a majority in principal amount of the securities of all series at the time Outstanding with respect to which a default under the Indenture shall have occurred and be continuing (voting as one class), on behalf of the Holders of the securities of all such series, to waive, with certain exceptions, such past default with respect to all such series and its consequences. The Indenture also permits the Holders of not less than a majority in principal amount of the securities of each series at the time Outstanding, on behalf of the Holders of all securities of such series, to waive compliance by the Corporation with certain provisions of the Indenture. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange therefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

As provided in and subject to the provisions of the Indenture, the Holder of this Security shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Securities of this series, the Holders of not less than 33% in principal amount of the Securities of this series at the time Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee indemnity satisfactory to it, and the Trustee shall not have received from the Holders of a majority in principal amount of Securities of this series at the time Outstanding a direction inconsistent with such request, and shall have failed to institute any such proceeding, for 60 days after receipt of such notice, request and offer of indemnity. The foregoing shall not apply to any suit instituted by the Holder of this Security for the enforcement of any payment of principal hereof or any premium or interest hereon on or after the respective due dates expressed herein.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Corporation, which is absolute and unconditional, to pay the principal of and any premium and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Security Register, upon surrender of this Security for registration of transfer at the office or agency of the Corporation in any place where the principal of and any premium and interest on this Security are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Corporation and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Securities of this series are issuable only in registered form without coupons in denominations of $2,000 and any integral multiple of $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Corporation may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Security for registration of transfer, the Corporation, the Trustee and any agent of the Corporation or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Corporation, the Trustee nor any such agent shall be affected by notice to the contrary.

All terms used in this Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

The Indenture and the Securities issued thereby shall be governed by and construed accordance with the laws of the State of New York.

ASSIGNMENT FORM

     To assign this Security, fill in the form below: (I) or (we) assign and transfer this Security to

(Insert assignee’s soc. sec. or tax I.D. no.)

  (Print or type assignee’s name, address and zip code)

and irrevocably appoint

                                                                                                                        to transfer this Security on the books of the Corporation. The agent may substitute another to act for him.

Date:

Your signature:

(Sign exactly as your name appears on the face of this Subordinated Note)

Tax Identification No.:

SIGNATURE GUARANTEE:

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Security Registrar, which requirements include membership or participation in the Securities Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Security Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

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